Item 30  Exhibit (h) i. c.2.ii.

AMENDMENT NO. 2

TO

SERVICES AGREEMENT

THIS AMENDMENT effective as of the 15th day of April, 2015.

WHEREAS, Massachusetts Mutual Life Insurance Company (“Insurance Company”), MML Strategic Distributors, LLC (“MSD”) and Waddell & Reed, Inc. (the “Distributor”) entered into a Services Agreement dated as of October 25, 2012, as amended (the “Agreement”);

WHEREAS, MML Distributors, LLC (“MMLD”) was originally a party to the Agreement;

WHEREAS, effective April 1, 2014, the Agreement was amended to change the broker dealer: MSD replaced MMLD as broker dealer; and

WHEREAS, the Insurance Company now desires to amend the Agreement to reflect a further change to its broker dealer;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties do hereby agree to the following amendments to the Agreement:

1.	Effective as of April 1, 2015, MMLD is made a party to the Agreement to serve along with MSD as broker dealer; and

2.	Effective as of April 1, 2015, the term “Broker Dealer” in the Agreement defines both MMLD and MSD.

In all other respects, the Agreement shall remain the same. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

IN WITNESS WHEREOF, each of the undersigned parties hereto has caused this Amendment No. 2 to be executed in its name by its duly authorized officer as of the Effective Date.

WADDELL & REED, INC.		MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Thomas W. Butch	By:	/s/ Jeffrey M. Dube
	Thomas W. Butch		Jeffrey M. Dube

Title:	Chief Executive Officer	Title:	Vice President

MML DISTRIBUTORS, LLC		MML STRATEGIC DISTRIBUTORS, LLC

By:	/s/ Eric Wietsma	By:	/s/ Wendy Benson
	Eric Wietsma		Wendy Benson

Title:	Vice President	Title:	President